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                                 EXHIBIT 3.103.1

                               OPERATING AGREEMENT
                                       OF
                         OCEAN STATE TELEVISION, L.L.C.

         THIS OPERATING AGREEMENT (this "Agreement") for Ocean State Television, L.L.C. (the "Company") is made as of April 16, 1996, by and between Offshore Broadcasting Corporation, a Rhode Island corporation ("Offshore") and Paxson Communications of Providence-69, Inc., a Florida corporation ("Paxson-69"), together with any other Person who is admitted to the Company as a Member in accordance with the terms of this Agreement, individually referred to herein as a "Member" and collectively as the "Members").

         WHEREAS, the Members desire to form a limited liability company under the laws of the State of Delaware for the purposes and subject to the terms and conditions set forth herein: and

         WHEREAS, the Members further desire to set forth their mutual agreements with respect to the allocation of profits and losses, cash flow and other proceeds of the Company among the Members, the management and governance of the Company, the respective rights, obligations and interests of the Members to each other and to the Company, and certain other matters;

         NOW THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the Members, intending legally to be bound, hereby agree as follows:

ARTICLE 1. DEFINITIONS AND OTHER GENERAL MATTERS

         1.1. Definitions. The following terms used in this Agreement shall have the meanings set forth in this Section 1.1:

         "Act" means the Delaware Limited Liability Company Act.

         "Adjusted Capital Account Deficit" shall mean, with respect to any Member, the deficit balance, if any, in such member's Capital Account as of the end of the relevant Fiscal Year or other period, after giving effect to the following adjustments:

                  (i) Crediting to such Capital Account any amounts which such Member is obligated to restore to the Company pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and
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                  (ii) Debiting to such Capital Account the items described in
Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5),
and 1.704-(b)(2)(ii)(d)(6).

This definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

         "Affiliate" means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with such first-named Person. For the purposes of this definition, "control" (including the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of (or to block the direction of) the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

         "Agreement" means this Agreement, as it may be amended, restated, modified or supplemented from time to time in accordance with its terms.

         "Available Units" shall have the meaning given such term in Section 10.3(a).

         "Available Stock" shall have the meaning given such term in Section 10.3(a).

         "Business Day" means any day (other than a day which is a Saturday or Sunday) on which banks are permitted to be open for business in New York, New York.

         "Capital Account" means an account to be maintained for each Member in accordance with the Code, which, subject to any contrary requirements of the Code, for each Member shall equal (i) the amount of initial Capital Contributions made by such Member, as set forth on Exhibit A; (ii) the amount of any additional Capital Contributions made by such Member; (iii) allocations to such Member of Net Profit pursuant to Article 5; and (iv) other additions made in accordance with the Code; and decreased by (i) the amount of cash distributed to such Member by the Company; (ii) allocations to such Member of Net Loss pursuant to Article 5; (iii) the fair market value without regard to Code
Section 7701(g) of property distributed to such Member by the Company (net of liabilities that are secured by such distributed property or that such Member is considered to have assumed or is considered to take subject to Code Section
752); and (iv) other deductions made in accordance with the Code. The Members' respective Capital Accounts shall be determined and maintained at all times in accordance with all the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv).

         "Capital Contribution" shall mean, with respect to any Member, any contributions made by such Member to the capital of the Company of cash or other property pursuant to Article 5 hereof.


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         "Capital Contribution Default" shall have the meaning set forth in
Section 5.5.

         "Cash Flow" shall mean, for any period, an amount, determined in accordance with GAAP, equal to the net earnings of the Company before the deduction of interest, taxes, depreciation and amortization expenses.

         "Cause" shall mean the commission by a Representative of an act constituting bad faith, gross negligence, willful misconduct or fraud.

         "Certificate of Formation" shall mean the Certificate of Formation of Offshore Television Company, L.L.C., as filed with the Secretary of State of the State of Delaware, as amended to change the name of the Company to "Ocean State Television, L.L.C." and as the same may be further amended from time to time.

         "Company" means Ocean State Television, L.L.C., the Delaware limited liability company created by this Agreement.

         "Contribution Agreement" means the Contribution Agreement dated as of April 16, 1996 among Offshore Broadcasting Corporation, Ocean State Television, L.L.C., Paxson Communications of Providence-69, Inc. and Paxson Communications Corporation.

         "Default Notice Date" shall have the meaning given such term in Section 5.5.

         "Default Rate" shall mean as of any date of determination a per annum interest rate in a percentage equal to (i) the interest rate announced publicly by Union Bank, N.A., in Los Angeles, California, as of such date as its prime lending rate plus (ii) 2%.

         "Depreciation" means, for each fiscal period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such fiscal period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such fiscal period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such fiscal period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Management Committee.

         "Distributable Cash" shall mean all cash, revenues and funds received by the Company (other than Capital Contributions), less the sum of the following to the extent paid or set aside by the Company:


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                  (i)   all principal and interest payments on indebtedness of
the Company and all other sums paid to lenders, including without limitation, a lender who is a Member or an Affiliate of a Member;

                  (ii) all cash expenditures incurred incident to the ordinary course of the conduct of the Company's activities; and

                  (iii) such Reserves as the Management Committee deems reasonably necessary to the proper conduct of the Company's activities.

         "Dollars" or "$" means money in the form of lawful currency for money of the United States of America.

         "Engage" or "Engaging" means, with respect to an activity, venture or business, directly or indirectly owning, investing in, managing, operating or controlling either individually, jointly, in partnership or in conjunction with any other person, or as a shareholder or providing or leasing in any material respect any goods or services to such activity, venture or business.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Fair Market Value" for the purposes of this Agreement shall mean the fair market value of any asset of the Company or a Membership Interest, as applicable, as determined by the Management Committee, in accordance with this definition. In determining the Fair Market Value of any asset or a Membership Interest, as applicable, the Management Committee shall consider all factors that might reasonably affect the sales price of such property, including, without limitation, if and as appropriate, the anticipated impact on any sales price of an immediate sale, the presence or absence of a market for such property, the length of time before any sale of property may occur and the cost and complexity of any such sale; provided, however, that in determining the Fair Market Value of a Membership Interest, there shall be no minority discount applied. The Fair Market Value of any asset to be distributed to any Member shall be net of any liabilities of the Company assumed by such Member in connection with such distribution of assets. In determining Fair Market Value, the Management Committee may obtain and rely on information and advice from any source or sources it deems appropriate, including investment banks, consulting firms, accounting firms and/or appraisal firms. Any determination of Fair Market Value made by the Management Committee shall be final and conclusive on the Company and the Members and their permitted successors and assigns. If there arises any controversy between the Members with respect to the valuation of a Defaulting Member's Membership Interest, Selling Member's Membership Interest or a Terminating Member's Membership Interest for purposes of a sale pursuant to
Section 5.4, Section 10.4 or Section 10.6 hereof, respectively, then the Management Committee shall select a qualified investment banker to determine the Fair Market Value of such Membership Interest. If a Defaulting Member, Selling Member or Terminating Member, as applicable, disagrees with the selection of the investment banker,


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such Defaulting Member, Selling Member or Terminating Member shall select an additional investment banker to determine Fair Market Value. With respect to the determinations of Fair Market Value reported by these two investment bankers, if the higher determination of Fair Market Value is not greater than one hundred and ten percent (110%) of the lower determination of Fair Market Value, then the Fair Market Value of the Membership Interest in question shall be equal to the average of such two determinations of Fair Market Value; however, if the higher determination of Fair Market Value is greater than one hundred and ten percent (110%) of the lower determination of Fair Market Value, then the two original investment bankers shall jointly select a third investment banker, and each of the original investment bankers shall furnish such third investment banker with the work product used by each of the original investment bankers in preparing their respective determinations of Fair Market Value, and in such case the Fair Market Value of the Membership Interest in question shall be equal to the average of the two closest determinations of Fair Market Value reported by such three investment bankers; provided, however, that if the highest and lowest of such three investment bankers' determinations of Fair Market Value differ from the middle determination by an equal amount, then the Fair Market Value of the Membership Interest shall be equal to such middle determination. The Fair Market Value of the Membership Interest as determined by the investment bankers shall be final and conclusive on the Company and the Defaulting Member, Selling Member or Terminating Member, as applicable. The costs of any investment banker and advisors retained by the Management Committee in determining Fair Market Value shall be borne by the Company. The costs of any investment bankers or other advisors retained by a Defaulting Member, Selling Member or Terminating Member, as applicable, who disagrees with the Management Committee's determination of Fair Market Value shall be borne by such Member. If a third investment banker is engaged pursuant to the procedures described above, the fees of such investment banker shall be divided evenly between the Company and such Defaulting Member, Selling Member or Terminating Member, as applicable.

         "Fiscal Year" means the Company's fiscal year, which shall be the calendar year.

         "GAAP" means generally accepted accounting principles as in effect in the United States from time to time, consistently applied.

         "Governmental Agency" shall mean any agency or department or subdivision of the United States federal government or any state or local government.

         "Gross Asset Value" means with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

                  (i) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the Fair Market Value of such asset;

                  (ii) The Gross Asset Values of all Company assets shall be adjusted to equal their respective Fair Market Values, as of the following times: (a) the acquisition of an


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additional Membership Interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (b) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an interest in the Company; and (c) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that the adjustments pursuant to clauses (a) and (b) above shall be made only if the Management Committee reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

                  (iii) The Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the Fair Market Value of such asset on the date of distribution; and

                  (iv) The Gross Asset Value of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Value shall not be adjusted pursuant to this clause (iv) to the extent that the Management Committee determines that an adjustment pursuant to clause (ii) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (iv).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to clauses (i), (ii), or (iv) of this definition, the Gross Asset Value of such asset shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Profit and Net Loss.

         "Internal Revenue Code" or "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provision of succeeding law), and to the extent applicable, the Treasury Regulations promulgated thereunder.

         "Majority Vote" shall have the meaning set forth in Section 8.6.

         "Management Committee" shall mean the committee of representatives of the Members designated in accordance with Section 8.4 of this Agreement and having the powers described in Section 8.1 of this Agreement.

         "Member" means each of the signatories hereto in their respective capacities as Members of the Company, and any additional Person admitted as a Member pursuant to the terms of this Agreement who has agreed to become a party to this Agreement and be bound by all of the terms and conditions hereof.

         "Member Nonrecourse Debt" has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4), substituting "Member" for "Partner" in such section.


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         "Member Nonrecourse Deductions" means losses, deductions or Code
Section 705(a)(2)(B) expenditures attributable to Member Nonrecourse Debt. The amount of Member Nonrecourse Deductions shall be determined pursuant to Treasury Regulations Section 1.704-2(i)(2).

         "Membership Interest" means an ownership interest in the Company and includes any and all benefits to which the holder of such Membership Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. A Membership Interest may be expressed as a number of Membership Units.

         "Membership Unit" or "Unit" shall mean a fractional, undivided share of the Membership Interests of all Members issued pursuant to Section 5.1 in such number as set forth in Exhibit A attached hereto, as such Exhibit may be amended from time to time.

         "Net Profit and Net Loss" means, for each Fiscal Year or other period, an amount equal to the Company's taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

                  (i) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Profit or Net Loss shall be added to such taxable income or loss;

                  (ii) Code Section 705(a)(2)(B) expenditures of the Company, which are not otherwise taken into account in computing Net Profit or Net Loss, shall be subtracted from such taxable income or loss;

                  (iii) If the Gross Asset Value of any Company asset is adjusted pursuant to clause (ii) or (iii) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Profit or Net Loss;

                  (iv) Gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

                  (v) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period;


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                  (vi) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member's interest in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of the asset, and such gain or loss shall be taken into account for purposes of computing Net Profit and Net Loss;

                  (vii) Notwithstanding anything to the contrary in the definition of the terms "Net Profit" and "Net Loss," any items which are specially allocated pursuant to Section 6.2 or Section 6.3 of this Agreement shall not be taken into account in computing Net Profit or Net Loss; and

                  (viii) For purposes of this Agreement, any deduction for a loss on a sale or exchange of Company property which is disallowed to the Company under Code Section 267(a)(1) or 707(b) shall be treated as a Code
Section 705(a)(2)(B) expenditure.

         "Nonrecourse Deductions" means losses, deductions, or Code Section 705(a)(2)(B) expenditures attributable to nonrecourse liabilities (as defined in Treasury Regulations Section 1.752-1(a)(2)) of the Company.

         "Notice Date" shall mean the date that a Sale Notice is first delivered, mailed or sent by courier, telex or telecopy to Members pursuant to
Section 10.2(b).

         "Parent Entity" with respect to a Member or other Person, shall mean any Person that, directly or through one or more majority owned or controlled intermediary Persons, beneficially owns a majority of the outstanding capital stock or other equity ownership interests of such Member or other Person or otherwise controls such Member or other Person.

         "Percentage Interest" shall mean, as to a Member, such Member's interest in the Company as determined by dividing the Membership Units owned by such Member by the total number of Membership Units then outstanding and as specified in Exhibit A attached hereto, as such Exhibit may be amended from time to time.

         "Person" means any individual, general partnership, limited partnership, corporation, limited liability company, limited liability partnership, joint venture, trust, business trust, cooperative, association, Governmental Agency or a division or subdivision of any of the foregoing, and the heirs, executors, administrators, legal representatives, successors, and assigns of such Person where the context so permits.

         "Prime Rate" means the interest rate announced publicly by Union Bank, in Los Angeles, California, from time to time as its prime lending rate.


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         "Put Notice" shall have the meaning given such term in Section 10.4.

         "Put Right" shall have the meaning given such term in Section 10.4.

         "Regulatory Allocations" shall have the meaning set forth in Section
6.3.

         "Representative" means an individual designated by a Member pursuant to
Section 8.4 to act as its representative on the Management Committee and to manage the activities and affairs of the Company on behalf of such Member.

         "Reserves" shall mean, for any fiscal period, funds set aside or amounts allocated during such period to reserves that shall be maintained in amounts deemed sufficient by the Management Committee for working capital and to pay taxes, insurance, debt service, or other costs or expenses incident to the ownership or conduct of the Company's activities.

         "Sale" shall have the meaning given such term in Section 10.2.

         "Sale Notice" shall have the meaning given such term in Section
10.2(b).

         "Sale Notice Requirement" shall have the meaning given such term in
Section 10.2(b).

         "Securities Act" means the Securities Act of 1933, as amended.

         "Selling Member" shall mean any Member that Sells or proposes to Sell all or any portion of its Membership Interest.

         "Station" shall mean television station WOST-TV, Block Island, Rhode Island.

         "Subsidiary" means any Person controlled by the Company.

         "Tax Matters Partner" shall have the meaning given to such term in
Section 8.2.

         "Termination" shall mean, as to any Person, the bankruptcy, dissolution or termination (other than by merger or consolidation in which the shareholders or partners of such Person retain ownership of more than fifty percent (50%) of the equity in the entity surviving the merger or created by the consolidation), as applicable, of such Person. The "bankruptcy" of a Person shall mean that such Person (i) shall have suffered the entry of a decree or order by a court having jurisdiction adjudging such Person as a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, readjustment, arrangement, composition or similar relief for such Person under bankruptcy laws, or any other similar applicable law, or (ii) shall have suffered the entry of a decree or order of a court having jurisdiction for the appointment of a receiver, liquidator, trustee, assignee or custodian in bankruptcy or insolvency for the winding up or liquidation of its affairs, and


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such decree or order shall have remained in force undischarged and unstayed for a period of sixty (60) days, or (iii) shall institute proceedings to be adjudicated a voluntary bankrupt or shall consent to the filing of a bankruptcy proceeding against it, or shall file a petition or answer or consent seeking reorganization, readjustment, arrangement, composition or similar relief under bankruptcy laws, or any other similar or applicable law, or shall consent to the filing of any such petition, or (iv) shall consent to the appointment of a receiver, liquidator, trustee, assignee or custodian in bankruptcy or insolvency, or (v) shall make an assignment for the benefit of creditors, or
(vi) shall admit in writing its inability generally to pay its debts as they become due.

         "Treasury Regulations" means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

         "United States" shall mean the states of the United States and the District of Columbia.

         "United States Person" shall mean any Person who is a citizen or resident of the United States or any Person organized or formed under the laws of the United States or any state or political jurisdiction thereof.

ARTICLE 2. ORGANIZATION AND PURPOSES

         2.1. Formation. The Management Committee has caused the Company to be formed as a Delaware limited liability company, by executing and delivering the Certificate of Formation to the Delaware Secretary of State in accordance with and pursuant to the Act. To the extent that the rights or obligations of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

         2.2. Company Name. The name of the Company shall be Ocean State Television, L.L.C., a Delaware limited liability company. The Management Committee shall cause the Company to file such assumed name certificates and similar filings, and any amendments thereto, in such jurisdictions as the Management Committee considers appropriate or advisable.

         2.3. Principal Office. The principal office of the Company shall be 601 Clearwater Park Road, West Palm Beach, Florida, or such other place as shall be designated by the Management Committee from time to time.

         2.4. Registered Office and Registration Agent. The Company's initial registered office shall be at the office of its registered agent at 1209 Orange Street, Wilmington, Delaware, County of New Castle, and the name of its initial registered agent at such address shall be The Corporation Trust Company, Inc. The registered office and registered agent


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may be changed from time to time by filing the address of the new registered office and/or the name of the new registered agent with the Delaware Secretary of State pursuant to the Act.

         2.5. Duration of Company. The term of the Company shall commence on the date of filing of the Certificate of Formation with the Secretary of State of the State of Delaware and shall continue until the Company is dissolved in accordance with the provisions of this Agreement.

         2.6. Fiscal Year. The Fiscal Year of the Company shall be the calendar year. The Company shall have the same Fiscal Year for income tax purposes and for financial and limited liability company accounting purposes.

ARTICLE 3. NAMES AND ADDRESSES OF MEMBERS

         The names and addresses of the Members as of the date of this Agreement are as follows:

Name                                        Address
----                                        -------

Offshore Broadcasting Corporation           449 Barlow's Landing Road
                                            Pocassett, Massachusetts 02559
                                            Attention:  Raymond A. Yorke

Paxson Communications of                    601 Clearwater Park Road
  Providence-69, Inc.                       West Palm Beach, Florida 33401
                                            Attention: Lowell W. Paxson

ARTICLE 4. PURPOSE OF COMPANY

         4.1. Purpose of the Company. The purposes of the Company are to directly, or indirectly through Subsidiaries, (i) acquire own and operate television stations; and (ii) do everything necessary or desirable for the accomplishment of the above purposes or in furtherance of any of the powers herein set forth and to do every other act and thing incident thereto or connected therewith, including without limitation to do any of the following:

                  (a) To purchase or otherwise acquire, hold, and operate the Station;

                  (b) To possess, transfer, mortgage, pledge or otherwise deal in, and to exercise all rights, powers, privileges and other incidents of ownership or possession with respect to television station assets held or owned by the Company;

                  (c) To borrow or raise money, and from time to time to issue, accept, endorse and execute promissory notes, loan agreements, options, stock purchase agreements,


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contracts, documents, checks, drafts, bills of exchange, warrants, bonds, debentures and other negotiable or non-negotiable instruments and evidences of indebtedness, and to secure the payment of any thereof and of the interest thereon by mortgage upon or pledge, conveyance or assignment in trust of, the whole or any part of the property of the Company whether at the time or thereafter acquired and to guarantee the obligations of others and to sell, pledge or otherwise dispose of such bonds or other obligations of the Company for its purposes;

                  (d) To guarantee the obligations of others in connection with the purchase or acquisition by the Company of the Station;

                  (e) To maintain an office or offices in such place or places as the Management Committee shall determine and in connection therewith to do such other acts and things as may be necessary or advisable in connection with the maintenance of such office, and on behalf of and in the name of the Company to pay and incur reasonable expenses and obligations for legal, accounting, investment advisory, consultative and custodial services, and all other reasonable costs and expenses incident to the conduct of the Company's activities;

                  (f) To form and own one or more partnerships, limited liability companies, corporations, trusts or other Persons;

                  (g) To enter into, make and perform all such contracts, agreements and other undertakings as may be necessary or advisable or incident to the carrying out of the foregoing objects and purposes;

                  (h) To cause any of the foregoing actions to be taken through one or more Subsidiaries of the Company; and

                  (i) To carry on any other activity which may be lawfully carried on by a limited liability company under the Act.

ARTICLE 5. CAPITAL CONTRIBUTIONS TO THE COMPANY

         5.1. Initial Capital Contributions. Upon the closing of the Contribution Agreement, the Members shall make the Capital Contributions to the Company as described below. Such Members shall own Membership Units initially in the amounts set forth in Exhibit A and shall have an initial Membership Percentage Interest in the Company as set forth in Exhibit A under the Designation "Initial Membership Percentage Interest." Each Member's Percentage Interest shall be adjusted in Exhibit A from time to time by the Management Committee to the extent necessary to reflect accurately Capital Contributions, the issuance of additional Membership Units, Sales of Membership Units permitted under Article 10, or similar events having an effect on a Member's Percentage Interest.


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              (a) Offshore Initial Capital Contribution. Pursuant to the
Contribution Agreement, Offshore shall transfer to the Company substantially all of the assets used or useful in the business or operation of the Station (the "Offshore Capital Contribution"), for which Offshore shall receive an initial Membership Interest in the Company of fifty percent (50%). The parties agree that the Fair Market Value of Offshore's Capital Contribution pursuant to this
Section 5.1(a) shall be Two Million Dollars ($2,000,000).

              (b) Paxson-69 Initial Capital Contribution. Pursuant to the Contribution Agreement, Paxson-69 shall contribute to the Company the amount of $1,000,000 (the "Paxson-69 Capital Contribution"), for which Paxson-69 shall receive an initial Membership Interest in the Company of fifty percent (50%).

         5.2. Additional Capital Contributions. Subject to the limitations contained in this Agreement and in accordance with such rules and procedures as the Management Committee shall hereafter reasonably adopt consistent with the terms of this Agreement, the Management Committee may request the Members to make additional Capital Contributions to the Company in cash or property; provided, however, that any additional Capital Contributions shall be made by Members on a proportional basis in accordance with their relative Percentage Interests.

         5.3. Issuance of Additional Membership Interests. The Management Committee is hereby authorized to cause the Company to issue such additional Membership Interests in the form of Membership Units at any time or from time to time, to the Members or to other Persons for such consideration and on such terms and conditions as shall be established by the Management Committee in their sole and absolute discretion; provided, however, that the Management Committee shall have first made a good faith determination that the issuance of such additional equity is advisable and appropriate in connection with advancing the purposes of the Company. No new Members shall be entitled to any retroactive allocation of losses, income or expense deductions incurred by the Company. The Management Committee may, at its option, at the time a Member is admitted, close the Company's books (as though the Company's tax year had ended) or make allocations of loss, income and expense deductions to a new Member for that proportionate amount of the Company's tax year in which a Member was admitted in accordance with the provisions of Code Section 706(d) and the Treasury Regulations promulgated thereunder.

         5.4. Capital Contribution Defaults. In the event any Member shall default in the payment of any portion of a Capital Contribution (a "Capital Contribution Default") when required to be made, and shall fail to make such payment within ten (10) days after notice of default shall be given it by the Management Committee (such tenth (10th) day being referred to herein as the "Default Notice Date"), then such Member shall be a defaulting Member and shall be liable to the Company for all damages resulting, directly or indirectly, from such nonpayment and the Management Committee, other than the Representative designated by the defaulting Member (and references in this Section 5.4 to the Management Committee shall be deemed to be references to each Representative of the Management Committee other than the

Representative designated by the defaulting Member) may treat the defaulted amount as a loan to the defaulting Member by the Company (and a deemed Capital Contribution by such defaulting Member), which loan shall bear interest, compounded annually, at the Default Rate, commencing from the date the defaulted amount was initially due until the date the "loan" is fully repaid. The Company may retain distributions otherwise payable to the defaulting Member, applying such amounts as described below in Section 5.5(a). The Capital Account of the defaulting Member shall be decreased by all amounts that would have been distributed to the defaulting Member in the absence of such default but are instead applied as described in Section 5.5(a), and shall be increased by so much thereof as shall be applied to the portion of the Member's additional Capital Contribution that such Member was required to fund. In the event that, within 90 days from the Default Notice Date, any distributions retained by the Company are not sufficient to remedy a Capital Contribution Default, and the Defaulting Member has not otherwise made the required payments, including any interest thereon, the Management Committee may take any one or more of the following actions:

              (a) The Management Committee may specifically enforce, by court action, the defaulting Member's obligation to make the required payments, including any accrued but unpaid interest thereon (as calculated pursuant to Section 5.4(c)). The defaulting Member (unless a court of competent jurisdiction determines in a final, non-appealable judgment that such Member did not commit such default) shall pay all costs of the suit, including, without limitation, reasonable attorneys' fees and all expenses incurred in recovering the amounts (including interest) due.

              (b) Subject to obtaining any required approval of the Federal Communications Commission as contemplated by Section 10.5(d), the Management Committee may cause the defaulting Member's Membership Interest to be sold for cash. The Management Committee will first offer the defaulting Member's Membership Interest for purchase by all non-defaulting Members in proportion to their respective Percentage Interests at its Fair Market Value. Members desiring to purchase such portions shall have fifteen (15) days after receipt of notice from the Management Committee of the offer to so notify the Management Committee. At the end of such 15-day period, the Management Committee will offer any remaining portions of the defaulting Member's Membership Interest to those Members who during such 15-day period expressed a desire to purchase portions of such Membership Interest, which remaining portions shall be available for purchase by such Members in proportion to their respective Percentage Interests (or in such other proportions as such Members may mutually agree), and such Members shall have an additional five (5) day period after receipt of notice from the Management Committee of the offer to so notify the Management Committee. Subject to obtaining any required approval of the Federal Communications Commission as contemplated by Section 10.5(d), any portions of the defaulting Member's Membership Interest remaining unpurchased after such additional five-day period shall then be sold by the Management Committee for cash to the Person submitting the best offer, on terms determined by the Management Committee in their sole discretion; provided, however, that such Person must agree to comply with all of the requirements hereunder before becoming a Member.

              (c) The Management Committee may sue the defaulting Member for the damages incurred, directly or indirectly, as a result of such defaulting Member's nonpayment and interest on all amounts owed the Company by such defaulting member from the date due at the Default Rate.

              (d) The Management Committee and the Company may exercise the rights and remedies of a secured party under the Uniform Commercial Code of Delaware and the corresponding law of the state or other jurisdiction of residence of such Member, and for purposes of this Section 5.4(d), each Member hereby grants to the Company, as security for the prompt payment of all amounts to be paid by such Member pursuant to this Agreement (including, without limitation, damages incurred by the Company), a first-priority security interest in its Membership Interest and all proceeds thereof, all pursuant to and in accordance with the provisions of the Uniform Commercial Code of Delaware and the corresponding law of the state or other jurisdiction of residence of such Member, and agrees that in the event of any default in the payment of such amounts and with such default continuing for a period through the Default Notice Date, the Management Committee shall have, and is hereby granted, all of the rights and remedies of a secured party under the Uniform Commercial Code of Delaware and the corresponding law of the state or other jurisdiction of residence of such Member. Each Member further agrees to execute and deliver all such financing statements and other instruments as may be required to effectuate and carry out the provisions of this Section 5.4(d).

         5.5. Allocation of Capital Contribution Default Proceeds

              (a) Any amounts recovered by the Company or withheld from the distributions to the defaulting Member pursuant to Section 5.4 above shall be applied in the following priorities: (i) first, to the expenses and costs, including, without limitation, reasonable attorneys' fees, incurred by the Company in recovering the amounts due, (ii) second, there shall be deducted and retained by the Company the portion of such defaulting Member's additional Capital Contribution that is due the Company (which shall include the amount of any deemed loan made to such defaulting Member pursuant to Section 5.4), plus any accrued but unpaid interest thereon (with all amounts applied to interest first and then to such portion of the additional Capital Contribution), and
(iii) third, there shall be deducted and retained the full amount contemplated by the second sentence of Section 5.4. The balance of proceeds remaining shall be distributed to the defaulting Member in accordance with Article 7 or Section 11.3, as appropriate. The defaulting Member shall remain liable for all amounts due under Section 5.4 to the extent such amounts remain unpaid after exercise of the remedies provided for in Section 5.4.

              (b) Each of the Members hereby consents to the application to it of the remedies provided in Section 5.4 in recognition of the risk and speculative damages its default would cause the other Members and further agrees that the availability of such remedies and the choice of any such remedy shall not preclude any other such remedy or any other remedies that may be available at law, in equity, by statute or otherwise.

         5.6. Loans by Members.

              (a) Subject to the prior approval of the Management Committee with respect to the terms thereof, any Member may lend or advance money to or on behalf of the Company. The amount of such loan or advance shall be treated as a Company debt, and not as a contribution to the capital of the Company, shall bear interest at such rate as determined by the Management Committee consistent with the market rate of interest for substantially similar loans and shall be repaid on such terms and conditions as shall be determined by the Management Committee. Loans by any Member shall not increase the Percentage Interest of the lending Member, entitle it to a greater share of Company profits or subject it to any greater proportion of Company losses.

              (b) Should a Member make a loan to the Company that is secured by any asset of the Company, in the event of a failure by the Company timely to pay principal or interest due with respect to any such loan, before any Member may exercise any right of foreclosure or other right of a secured creditor to enforce any lien in any Company asset, the Company shall be first afforded an opportunity to refinance the loan on terms then prevailing in the market and acceptable to the Management Committee. If the Company shall not have secured refinancing within forty-five (45) days of the date of such failure to pay principal or interest, the Member may proceed to enforce any rights it possesses with respect to security in the Company assets.

ARTICLE 6. ALLOCATION OF INCOME, PROFITS AND LOSSES

         6.1. Allocations of Net Profit, Net Loss and Distributions. The parties intend that the following provisions have substantial economic effect as that term is used in Treasury Regulations Section 1.704-1(b)(1), and that, notwithstanding any loan to the Company as provided by the Loan Agreement of even date herewith among Offshore, Paxson-69 and the Company, Offshore and Paxson are equally at risk with respect to that loan for purposes of Treasury Regulations Section 1.752-2.

              (a) Allocations of Net Profit. Except as otherwise provided in this Agreement, Net Profit for each Fiscal Year (or portion thereof) shall be allocated to all Members in proportion to their relative Percentage Interests.

              (b) Allocations of Net Loss. Except as otherwise provided in this Agreement, Net Loss for each Fiscal Year (or portion thereof) shall be allocated among the Members in proportion to their Percentage Interests; provided, however, that, to the extent an allocation of Net Loss pursuant to this Section 6.1(b) would cause a Member to have an Adjusted Capital Account Deficit as of the end of the Fiscal Year to which the allocation relates (or would increase any such Deficit), then such Net Loss shall be reallocated to the other Members in proportion to their Percentage Interests.

              (c) Gain or Loss Upon Sale. Except as otherwise required by
Section 704(b) or 704(c) of the Code, items of income, gain, loss or deduction recognized upon the sale, exchange or other disposition of all or substantially all of the assets of the Company or upon the dissolution of the Company shall be allocated first to Members having deficit balances in their Capital Accounts to the extent of, and in proportion to, those deficits and thereafter so as to cause the ratio of the credit balance in each Member's Capital Account to the aggregate credit balances in all Members' Capital Accounts to equal such Member's Percentage Interests.

         6.2. Special Allocations. The following special allocations shall be made in the following order:

              (a) Minimum Gain and Partner Minimum Gain Chargebacks. Notwithstanding any other provision of this Article 6, items of Company income and gain shall be allocated so as to comply with the gain chargeback requirements of Treasury Regulations Sections 1.704-2(f) and 1.704-2(i)(4).

              (b) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or
1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible; provided, however, that an allocation pursuant to this Section 6.2(b) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article 6 have been tentatively made as if this Section 6.2(b) were not in the Agreement.

              (c) Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any Company Fiscal Year that is in excess of the sum of (i) the amount such Member is obligated to restore to the Company pursuant to any provision of this Agreement, (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentence of Treasury Regulations Section 1.704-2(g)(1) and (iii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentence of Treasury Regulations Section 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible; provided, however, that an allocation pursuant to this
Section 6.2(c) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article 6 have been tentatively made as if Section 6.2(b) and this Section 6.2(c) were not in the Agreement.

              (d) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year or other period shall be specially allocated among the Members in proportion to their Percentage Interests.

              (e) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Fiscal Year or other period shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i).

         6.3. Curative Allocations. The allocations set forth in Section 6.2 hereof (the "Regulatory Allocations") are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section 6.3. Therefore, notwithstanding any other provision of this Article 6 (other than the Regulatory Allocations), the Management Committee shall make such offsetting special allocations of Company income, gain, loss, or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Section 6.1. In exercising its discretion under this Section 6.3., the Management Committee shall take into account any future Regulatory Allocations under Sections 6.2(a) that, although not yet made, are likely to offset Regulatory Allocations made under Sections 6.2(d) and 6.2(e).

         6.4. Tax Allocations; Code Section 704(c)

              (a) Items of income, gain, loss, deduction or credit for each Fiscal Year shall be allocated for tax purposes among the Members in such a manner as to reflect equitably allocations to each Member of such items pursuant to Sections 6.1, 6.2 and 6.3 for the current and prior Fiscal Years.

              (b) In accordance with Code Section 704(c) and the Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Gross Asset Value.

              (c) Any elections or other decisions relating to such allocations shall be made by the Management Committee in any manner that reasonably reflects the purpose and intention of this Agreement. Such elections shall include curative or remedial allocations to avoid the effect of the "ceiling rule" of Treasury Regulation Section 1.704-1(c)(2)(i) which shall be made in accordance with the Treasury Regulations. Allocations pursuant to this

Section 6.4 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member's Capital Account or share of Net Profit, Net Loss, other items, or distributions pursuant to any provision of this Agreement.

         6.5. Allocations in Event of Sale. If an interest in the Company is Sold in accordance with Article 10 of this Agreement, the Net Profit and Net Loss of the Company shall be calculated as of the end of the month immediately prior to the month in which the Sale occurs. The transferor Member shall be allocated an amount equal to the Net Profit and Net Loss of the Company allocable to the period ending on the last day of the month immediately prior to the Sale. The transferee of the interest in the Company to be so Sold shall be allocated an amount equal to the Net Profit and Net Loss of the Company allocable to the remainder of the calendar year. This paragraph shall apply for purposes of computing a Member's Capital Account and for federal income tax purposes.

         6.6. Deficit Capital Account Balances. The Members shall not be obligated at any time to repay or restore to the Company all or any part of any distributions made to the Members by the Company, nor shall any Member be required to restore a deficit Capital Account balance to the Company.

ARTICLE 7. DISTRIBUTIONS

         7.1. Restriction on Distributions. Notwithstanding anything in this Agreement to the contrary, no Member shall be entitled to receive any distributions from the Company at any time that a Member has loaned money to the Company and any portion of such loan, including amounts for principal, interest and expenses, shall not have been repaid in full.

         7.2. Distributions. Subject to the requirements of Section 7.1, the Management Committee from time to time in its discretion may cause the Company to make distributions to the Members of Distributable Cash; provided, however, that, within sixty (60) days after the end of each Fiscal Year, the Company shall be required to distribute to Members Distributable Cash in an amount equal to (A) the product obtained by multiplying (i) the taxable income of the Company for the previous Fiscal Year (as determined for federal income tax purposes) allocated to the Members by (ii) 45% (subject to adjustment by the Management Committee to reflect changes in tax rates after the date hereof reduced by (B) the amount, if any, of tax credit allocated to the Members. Except as provided in Section 11.3(a), all distributions of Distributable Cash shall be made to Members in proportion to their respective Percentage Interests.

         7.3. Amounts Withheld. All amounts withheld pursuant to the Code or any provisions of any foreign, state or local tax law with respect to any distribution to the Members or otherwise shall be treated as amounts distributed to the Members or otherwise pursuant to this Article 7 for all purposes under this Agreement.

         7.4. Distributions in Kind. Except as provided in Section 11.3, no Member shall have the right to demand and receive property other than cash as a distribution from the Company.

ARTICLE 8. RIGHTS, POWERS, AND DUTIES OF THE MANAGEMENT COMMITTEE

         8.1. Management Generally.

              (a) Management Committee. Subject to the limitations and restrictions set forth in this Agreement, the Members shall conduct the activities and affairs of the Company through the Management Committee, and all powers of the Company and the Members, except those specifically reserved to the Members by the Act or this Agreement, are hereby granted to and vested in the Management Committee. Subject to such limitations and restrictions, the responsibility for and control of the management and conduct of the Company's day-to-day activities and operations shall be vested in the Management Committee, and no Member shall be authorized to take actions to exercise such control or responsibility, except through the Management Committee or as otherwise expressly permitted hereunder.

              (b) Authority of the Management Committee. Subject to the provisions of this Agreement, the Management Committee shall have all powers necessary to manage and control the day-to-day activities and operations of the Company, including the power to cause the Company to take any of the actions described in Section 4.1 hereof to the extent necessary, convenient, or incidental to the accomplishment of the purposes of the Company. Without limiting the generality of the foregoing, the Management Committee, subject to the provisions of this Agreement, shall have the power on behalf of the Members, for the Company itself or for any Subsidiary, to:

                  (i) acquire, hold, manage, own, sell, transfer, convey, assign, exchange, pledge or otherwise dispose of any investment made or held by the Company;

                  (ii) open, maintain and close accounts with brokers and bank accounts and draw checks or other orders for the payment of money;

                  (iii) enter into, and take any action under, any contract, agreement or other instrument as the Management Committee shall determine to be necessary or desirable to further the purposes of the Company;

                  (iv) bring and defend actions and proceedings at law or equity and before any governmental, administrative or other regulatory agency, body or commission;

                  (v) employ, and dismiss from employment, any and all attorneys, accountants, consultants, appraisers or custodians of the assets of the Company or other agents, on such terms and for such compensation as the Management Committee may determine, whether or not such person may also be otherwise employed by any Affiliate of the Company or any other Member;

                  (vi) make all elections, investigations, evaluations and decisions, binding the Company thereby, that may in the judgment of the Management Committee be necessary or desirable for the acquisition, management or disposition of investments by the Company;

                  (vii) incur expenses and other obligations on behalf of the Company and, to the extent that funds of the Company are available for such purpose, pay all such expenses and obligations;

                  (viii) borrow money to pay Company expenses or to make Portfolio Company Investments, which borrowing shall be on such terms as the Management Committee shall determine in its discretion; provided, however, that any such borrowing shall be undertaken by the Management Committee only to the extent provided for in this Agreement;

                  (ix) execute, acknowledge, verify, and file any notifications, applications, statements, and other filings that the Management Committee considers necessary or desirable to be filed with any Governmental Agency;

                  (x) execute, acknowledge, verify, and file any and all certificates, documents, and instruments that the Management Committee considers necessary or desirable to permit the Company or any Subsidiary to conduct activities in any jurisdiction in which the Management Committee deems advisable;

                  (xi) do any or all of the foregoing, discretionary or otherwise, through agents selected by the Management Committee and compensated or uncompensated by the Company;

                  (xii) take any other actions and execute any other contracts, documents, and instruments that it deems appropriate to carry out the intent of this Agreement and the purposes of the Company; and

                  (xiii) to act for and on behalf of the Members in all other matters.

              (c) Unanimous Approval. So long as Offshore and Paxson-69 shall have the same Percentage Interest, the approval of the Offshore Representative and Paxson-69 Representative is required to:

                  (i) approve all capital and operating budgets of the Company;

                  (ii) hire and terminate employees of the Company and establish and modify the compensation and benefits provided to such employees;

                  (iii) enter into time brokerage, affiliation or other agreements regarding programming to be broadcast on the Station;

                  (iv) enter into agreements for the sale of advertising or program time on the Station for consideration other than cash;

                  (v) enter into any commitment or agreement, written or oral, pursuant to which the consideration to be received by the Company, monetary and non-monetary, or the obligation of the Company, monetary or non-monetary, exceeds Five Hundred Dollars ($500); and

                  (vi) draw checks or other orders for the payment of money from any account of the Company in an amount in excess of Two Hundred Dollars ($200).

              (d) Duties of the Management Committee. The Management Committee, on behalf of and at the expense of the Company, shall perform duties as follows:

                  (i) file and publish all certificates, statements, and instruments, and all amendments thereto, that are required by law for the formation, continuation, and operation of the Company as a limited liability company in the State of Delaware and for the qualification of the Company as a foreign limited liability company in any other jurisdiction;

                  (ii) cause the Company to pay any uncontested taxes, charges, and assessments that are levied, assessed, or imposed upon the Company or its property, as they become due;

                  (iii) cause the Company to operate in full compliance with the Communications Act of 1934, as amended, and the regulations and policies promulgated pursuant thereto, including the timely filing of all applications and reports required of an FCC broadcast licensee;

                  (iv) cause the Company to discharge in good faith the duties and obligations of the Company under any agreement, contract, or other document to which it is a party; and

                  (v) maintain complete and accurate books of account of the Company's affairs and all other records required to be maintained by the Company at the Company's principal office.

              (e) Fiduciary Obligations of the Members and Management Committee.

                  (i) Conduct of Company Activities. Each Member shall be required to devote to the conduct of the affairs of the Company only as much time and attention as it deems necessary to accomplish the purposes and to conduct properly the affairs of the Company. The Members agree that day-to-day operation, management, and supervision of the assets and activities of the Company may be delegated to other Persons selected by the Management Committee.

                  (ii) Fiduciary Obligations. A Member shall be liable under this Agreement for willful misconduct, recklessness, and gross negligence with respect to the activities of the Company, but shall not be liable for errors in judgment or for any acts or omissions that do not constitute willful misconduct, recklessness, or gross negligence with respect to the activities and operations of the Company. The Management Committee shall not be liable for the negligence, whether of omission or commission, dishonesty, or bad faith of any employee or agent of the Company selected and supervised by the Management Committee with reasonable care. Any act or omission of the Management Committee, if done in reliance upon the advice of legal counsel or public accountants selected with the exercise of reasonable care by the Management Committee, shall be conclusively presumed not to constitute, willful misconduct, recklessness, or gross negligence with respect to the activities and operations of the Company. Without limitation of the foregoing or of any other provision of this Agreement, the Management Committee shall endeavor not to take any actions with respect to any Membership Units that would discriminate among the Members unfairly and on a basis other than the relative Percentage Interests of the Members.

                  (iii) Limitation on Powers of the Members. No Member may, without a Majority Vote of the Management Committee (as defined in Section 8.6), cause the Company to do any of the following:

                           (A)      sell or otherwise dispose of, or agree to
sell or otherwise dispose of, all or substantially all the assets of the Company, except in a liquidating sale upon dissolution of the Company in accordance with this Agreement;

                           (B)      create or incur, assume or permit to exist
any indebtedness or other obligation for borrowed money, whether matured or unmatured, liquidated or unliquidated, direct or contingent;

                           (C)      create, assume or suffer to exist, directly
or indirectly, any security interest, mortgage, deed of trusts, pledge, lien, change or other encumbrance, of any nature whatsoever upon any of its properties or assets; and

                           (D)      change in any material respect, the nature
or character of its business or engage in any activity not reasonably related to such business.

                           (E)      merge or consolidate with any other Person;

                           (F)      make, execute, or deliver any assignment for
the benefit of creditors;

                           (G)      do any act in contravention of this
Agreement;

                           (H)      do any act that would make it impossible to
carry on the purpose of the Company except upon the dissolution of the Company in accordance with this Agreement;

                           (I)      confess a judgment against the Company;

                           (J)      use any funds or assets of the Company other
than for the benefit of the Company; or

                           (K)      possess Company property, or assign any
rights in specific Company property, for other than a Company purpose.

         8.2. Tax Matters Partner.

              (a) Destination. Paxson-69 shall be designated the Company's initial "Tax Matters Partner" in accordance with Code Section 6231(a)(7); provided, however, that the Management Committee shall have the power to designate any other Member as the Tax Matters Partner at any time.

              (b) Authority. The Tax Matters Partner shall have any powers necessary to perform fully as Tax Matters Partner. The Tax Matters Partner is authorized to represent the Company before taxing authorities and courts in tax matters affecting the Company and the Members in their capacity as Members and is entitled to take any actions on behalf of the Membership in any such tax proceedings that it, in its reasonable judgment, deems to be in the best interests of the Company.

              (c) Duties. To the extent and in the same manner as provided by applicable law, the Tax Matters Partner (A) shall furnish the name, address, Percentage Interest, and taxpayer identification number of each Member to the Secretary of the Treasury or its delegate, and (B) shall keep each Member informed of any administrative and judicial proceedings for the adjustment at the Company level of any items required to be taken into account by a Member for income tax purposes. The Tax Matters Partner shall give notice to each Member of a Company audit.

              (d) Expenses and Indemnification. The Tax Matters Partner shall be entitled to be reimbursed by the Company for all costs and expenses incurred by it in connection with any administrative or judicial proceeding with respect to any tax matter involving the Company or the Members in their capacity as Members and to be indemnified by the Company (solely out of Company assets) with respect to any action brought against it in connection with any judgment in or settlement of any such proceeding.

              (e) Third Parties. No Person dealing with the Tax Matters Partner shall be required to inquire into the necessity or expediency of any act taken by the Tax Matters Partner or be obligated or privileged to inquire into the authority of the Tax Matters Partner to perform any such act. Every contract, agreement, or other instrument executed by the Tax Matters Partner shall be conclusive evidence in favor of any Person relying thereon or claiming thereunder that (i) the Company was in existence at the time of the execution and delivery thereof, (ii) such instrument was duly executed in accordance with the terms and provisions of this Agreement and is binding upon the Company, and
(iii) the Tax Matters Partner was duly authorized and empowered to execute and deliver such instrument in the name and on behalf of the Company.

         8.3. Transactions With Affiliates. The Company may, in the sole discretion of the Management Committee, contract with any Person (including any Member or any Person affiliated with any Member or in which any Member may be interested) for the performance of any services which may reasonably be required to carry on the affairs of the Company, and any such Person dealing with the Company, whether as an independent contractor, agent, or otherwise, may receive from others or from the Company profits, compensation, commissions, or other income incident to such dealings, provided that any such transaction with a Member or an Affiliate of a Member (i) shall be on terms no less favorable to the Company than would be obtained on an arms length basis and (ii) shall otherwise not be in violation of this Agreement.

         8.4. Designation of Representatives. The Management Committee shall initially be composed of one Representative of each Member. A Member shall appoint a Representative by providing written notice to the Company and the other Members of the name of its Representative. Each Representative shall serve on the Management Committee at the pleasure of the Member that designated such Representative.

         8.5. Voting. Each Representative shall have voting power for purposes of all Management Committee actions equal to the Percentage Interest held by the Member that designated such Representative.

         8.6. Action by the Management Committee; Simple Majority Vote. Any action taken by the Company may be taken by the affirmative approval, at a duly called meeting or by written consent in lieu of a meeting, of Representatives having voting power representing more than fifty percent (50%) of the Percentage Interests of all Members whose Representatives are entitled to vote on such action (a "Majority Vote"). Unless authorized to do so by this Agreement or by a Majority Vote, no Member, Representative, attorney-in-fact, officer, employee or other agent of the Company shall have any power or authority to bind the Company in any way, to pledge its credit or to render it liable pecuniarily for any purpose.

         8.7. Resignation. Any Representative of the Company may resign at any time by giving written notice to the Member of the Company that designated such Representative. The resignation of any Representative shall take effect upon receipt of such notice or at such later time as shall be specified in the notice; and, unless otherwise specified in the notice, the acceptance of the resignation by the Company, the Members or the remaining Representatives shall not be necessary to make such resignation effective.

         8.8. Removal.

              (a) Each Member shall at any time be entitled to remove and replace the respective Representative that such Member has appointed with or without Cause. In the event any Person shall cease to be a Member for any reason or shall lose its right to appoint a Representative pursuant to Section 10.1, the Representative appointed by such Member to the Management Committee shall be automatically removed from the Management Committee without any further action required to be taken by any party.

              (b) Except as otherwise permitted in Section 8.4 and 8.8(a), no Representative shall be removed from office without Cause. Any Representative may be removed for Cause at any time by the affirmative vote of the remaining Representative or Representatives of the Management Committee. The removal of any Representative for Cause shall not prejudice the right of any Member who appointed such Representative to appoint pursuant to this Agreement a substitute Representative to fill the vacancy created by such removal. Any Representative previously removed for Cause shall not be eligible thereafter to serve as a Representative of the Company.

         8.9. Vacancies. Any vacancy occurring for any reason in the number of members of the Management Committee of the Company may be filled pursuant to the following procedures:

              (a) a Representative elected to fill a vacancy shall hold office until the Representative's death, disability, resignation or removal; and

              (b) if a vacancy occurs as a result of the death, disability, resignation or removal of a Representative, the Member that appointed such Representative (assuming such Member is then entitled to appoint another Representative consistent with the provisions of Section 10.1) shall appoint a replacement Representative.

         8.10. Meetings. The Management Committee shall hold regular meetings no less frequently than quarterly and shall establish meeting times, dates and places and requisite notice requirements and adopt rules or procedures that are not otherwise inconsistent with the terms of this Agreement.

         8.11. Action by Consent. Any action required or permitted to be taken at any meeting of the Management Committee or of any committee thereof may be taken without a meeting if a written consent thereof is signed by Representatives having the voting power required to approve such actions at any meeting, provided that such written consent shall not be effective as to such proposed action unless and until each Representative which has not signed such written consent evidencing its approval of such action shall have been given notice of such proposed action not less than seventy-two (72) hours prior to such effectiveness. Any such actions by written consent shall be filed with the minutes of proceedings of the Management Committee.

         8.12. Committees. By a resolution adopted by a Majority Vote, the Management Committee may designate such committees as the Management Committee shall determine to serve at the pleasure of the Management Committee, and shall prescribe the manner in which proceedings of such committees shall be conducted. The appointment of members or alternate members of a committee shall be by a Majority Vote.

         8.13. Officers. The Company may have a Chief Executive Officer, a Chief Financial Officer and such other officers as may be designated by the Management Committee. Officers shall have such powers and duties as may be specified by, or in accordance with, resolutions adopted by the Management Committee.

         8.14. Compensation. The Representatives serving on the Management Committee shall not be entitled to any compensation for their services in such capacity, except that the Representatives shall be entitled to reimbursement by the Company for their out-of-pocket travel and lodging expenditures incurred in connection with attending meetings of the Management Committee.

         8.15. Limitation of Liability of Members and Management Committee. The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company; and no Member or Representative of the Company shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or Representative, except and only to the extent as otherwise expressly required by law.

         8.16. Representative Standard of Care; Liability to Members. The Representatives shall perform their Representative duties in good faith in a manner they reasonably believe to be in the best interests of the Company, and with such care as an ordinarily prudent person in a like position would use under similar circumstances. A Representative does not, in any way, guarantee the return of the Members' Capital Contributions or a profit for the Members from the operations of the Company and shall not be liable to the Company or to any Member for any loss or damage sustained by the Company or any Member, unless the loss or damage shall have been the result of fraud, deceit, gross negligence or willful misconduct by the Representative.

         8.17. Indemnity of Representatives, Officers, Employees and Other Agents. The Company shall, to the fullest extent permitted by law, indemnify, defend and hold harmless any Person (or the estate of any Person) who was or is a party to, or is threatened to be made a party to, a threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Company, whether, civil, criminal, administrative, investigative or otherwise, by reason of the fact that such Person is or was a Representative, officer, employee or agent of the Company, or is or was serving at the request of the Company as a Representative, director, officer, employee, agent or fiduciary of another Person, from and against any and all claims, liabilities, losses, damages, costs or expenses (including attorneys' fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by such Person in connection with such action, suit or proceeding, except that no such Person shall be indemnified for actions constituting the improper receipt of personal benefits, willful misconduct, recklessness, or gross negligence with respect to the affairs of the Company. The Company may, to the full extent permitted by law, purchase and maintain insurance on behalf of any such Person against any liability which may be asserted against such Person. Any expenses covered by the foregoing indemnification shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the Person seeking indemnification to repay such amounts if it is ultimately determined that such Person is not entitled to be indemnified. The indemnification provided herein shall not be deemed to limit the right of the Company to indemnify any other person for any such expenses to the fullest extent permitted by law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the Company may be entitled under any agreement, vote of disinterested voting members of the Management Committee or otherwise, both as to action in his, her or its official capacity and as to action in another capacity while serving as a Member, Representative, officer, employee or agent of the Company.

         8.18. Member Indemnification.

              (a) In any threatened, pending, or completed claim, action, suit, or proceeding to which any Member was or is a party or is threatened to be made a party by reason of its activities on behalf of the Company, the Company shall indemnify and hold harmless such Member against losses, damages, expenses (including attorneys' and accountants' fees), judgments, and amounts paid in settlement actually and reasonably incurred in connection with such claim, action, suit, or proceeding, except that no Member shall be indemnified for actions constituting the improper receipt of personal benefits, willful misconduct, recklessness, or gross negligence with respect to the affairs of the Company; provided, however, that to the extent any Member has been successful on the merits or otherwise in defense of any action, suit, or proceeding to which it was or is a party or is threatened to be made a party by reason of the fact that it was or is a Member of the Company, or in defense of any claim, issue, or matter in connection therewith, the Company shall indemnify such Member and hold it harmless against the expenses (including attorneys' and accountants' fees) actually incurred by such Member in connection therewith.

              (b) Expenses (including attorneys' and accountants' fees) incurred in defending a civil or criminal claim, action, suit, or proceeding shall be paid by the Company in advance of the final disposition of the matter upon receipt of an undertaking by or on behalf of any Member to repay such amount if such Member is ultimately determined not to be entitled to indemnity.

              (c) Each Member shall look solely to the assets of the Company for return of the Member's investment, and if the property of the Company remaining after the discharge of the debts and liabilities of the Company is insufficient to return a Member's investment, the Member shall have no recourse against any other Member, except as expressly provided herein.

              (d) For purposes of this Section 8.18, the termination of any action, suit, or proceeding by judgment, order, settlement, or otherwise adverse to any Member shall not, of itself, create a presumption that the conduct of such Member constitutes willful misconduct, recklessness, or gross negligence with respect to the activities and operations of the Company.

ARTICLE 9. BOOKS, RECORDS AND REPORTS

         9.1. Books and Records.

              (a) The Management Committee shall cause to be kept by the Company current and complete records and books of account in which shall be entered fully and accurately all transactions of the Company. The books of the Company shall be kept on an accrual basis of accounting in accordance with GAAP. The Company's books and records shall be maintained at the principal offices of the Company and shall be available for inspection and copying by the Members or their duly authorized representatives during normal business hours. At a minimum, the Company shall keep at its principal office the following records:

                  (i) A current list of the full name and last known business, residence or mailing address of each Member and Representative, both past and present;

                  (ii) A copy of the Certificate of Formation of the Company and all amendments thereto, together with executed copies of any powers of attorney pursuant to which any amendment has been executed;

                  (iii) Copies of the Company's federal, state and local income tax returns and reports, if any, for the four most recent years;

                  (iv) A copy of this Agreement, as amended to date, any correspondence relating to any Member's obligation to contribute cash, property or services, and copies of any financial statements of the Company for the three most recent years;

                  (v) Minutes of every meeting of the Management Committee or any written consents of the Management Committee obtained in lieu of a meeting of the Management Committee; and

                  (vi) Any written consents obtained from Members with respect to any actions taken or approved by Members.

              (b) The Tax Matters Partner shall cause the preparation and timely filing of all tax returns required to be filed by the Company pursuant to the Code and all other tax returns deemed necessary and required in each jurisdiction in which the Company is present. Copies of those returns, or pertinent information from the returns, shall be furnished to the Members within a reasonable time after the end of the Company's Fiscal Year. Except as otherwise provided for herein, all elections permitted to be made by the Company under federal or state laws shall be made by the Tax Matters Partner in the Tax Matters Partner's sole discretion, provided that the Management Committee by a Majority Vote may direct the Tax Matters Partner to make any tax election.

         9.2. Financial Statements. The Management Committee shall cause to be delivered to each Member the following financial statements:

              (a) Promptly upon availability (i) a balance sheet as of the end of each month; and (ii) the related statements of income or loss and cash flows for the interim period through the end of such month and for the month then ended, and setting forth in comparative form the figures for previous fiscal periods and comparisons to the Company budget;

              (b) Promptly upon availability (i) a balance sheet as of the end of each quarter; and (ii) the related statements of income or loss and cash flows for the interim period through the end of such quarter and for the quarter then ended, and setting forth in comparative form the figures for previous fiscal periods and comparisons to the Company budget;

              (c) Promptly upon availability, a balance sheet of the Company as of the end of each fiscal year, and the related statements of income or loss and cash flows for such fiscal year, all in reasonable detail with appropriate notes to such financial statements and supporting schedules, setting forth in each case in comparative form the figures for the previous year, which financial statements, at the option of the Management Committee, may be certified by a certified public accountant;

              (d) Together with the annual statements required pursuant to
Section 9 hereof, a report of the net profit or loss of the Company for the fiscal year and distributions to the Members during the fiscal year, if any, and a Schedule K-1 for each Member, a copy of the Company's federal and state tax returns, if any, and other information required by applicable tax regulations or necessary for each Member to prepare its federal, state and local tax returns; and

              (e) With reasonable promptness, such other financial information or reports as any Member may reasonably request from time to time.

        9.3. Notice of Material Litigation. The Management Committee shall cause to be delivered to each Member prompt notice of the commencement or institution by or against the Company of any dispute, litigation, suit, action or other proceeding before any court or other governmental, administrative or taxing authority which the Management Committee in good faith determines is reasonably likely to have a material adverse effect upon a Member or an Affiliate of a Member.

        9.4. Bank Accounts. The Company shall maintain bank accounts in such banks or institutions as the Management Committee shall select, and such accounts shall be drawn upon by check signed by such person or persons, and in such manner, as may be designated by the Management Committee. All moneys of the Company shall be deposited in the bank or other financial institution account or accounts of the Company.

ARTICLE 10. TRANSFER OF COMPANY INTERESTS; RIGHT OF FIRST REFUSAL; AND PUT
            RIGHTS

        10.1. No Pledge of Membership Interests. Except as provided in Section 12.1, under no circumstances shall a Member be entitled to pledge, hypothecate, grant a security interest or lien in or against, or otherwise encumber, directly or indirectly through a pledge of the capital stock or other equity interests of such Member (collectively, "pledge"), all or any part of its Membership Interest, nor shall a Parent Entity of any Member be entitled to pledge all or any of the capital stock of such Member. In the event that a Member pledges all or any part of its Membership Interest in violation of this Section 10.1, such Member shall continue to be a Member but shall cease to have any right to elect or appoint a Representative to the Management Committee until such pledge is extinguished, and such Member shall cause its Representative to resign forthwith.

        10.2. Restrictions on Sale of Units; Notice.

              (a) General. Except as otherwise specifically provided in this
Article 10, a Member shall not have the right to sell, exchange, transfer, assign or otherwise dispose of (a "Sale," including the correlative terms "Sell," "Selling," and "Sold") all or any part of its Membership Interest, and no Parent Entity of any Member shall have the right to Sell all or any part of the capital stock of such Member; provided however, that such restrictions shall not apply to (i) the transfer by a Parent Entity of any Member of all or part of the capital stock of such Member to an Affiliate of such Parent Entity or (ii) the transfer by any Member of all of its Membership Interest to an Affiliate of such Member which, in each case, agrees to assume all the obligations and liabilities of the transferor. No Sale of a

Membership Interest in the Company or Sale of the capital stock of a Member shall be effective unless and until the Sale Notice provided for in Section 10.2(b) shall have been provided to the Company and Remaining Members (as defined below). Any Sale by Offshore or any Parent Entity of Offshore shall be subject to the rights of first refusal described in Section 10.3. The Selling Member or Parent Entity, as applicable, hereby indemnifies and holds harmless the Company and the Remaining Members against any and all loss, damage, or expense (including, without limitation, tax liabilities or loss of tax benefits) arising directly or indirectly from any Sale or purported Sale in violation of this Article 10. The restrictions of Sale contained in this Article 10 are intended to comply with (and shall be interpreted consistently with) the restrictions on Sale set forth in Section 18- 702(a) of the Act.

              (b) Sale Notice. If (i) a Member desires to Sell all or any portion of its Membership Interest in the Company or (ii) a Parent Entity of any Member desires to Sell all or any portion of the capital stock of any such Member, the Selling Member or Parent Entity, as applicable, shall obtain from the purchaser a bona fide written offer to purchase the interest or capital stock, as applicable, stating the terms and conditions upon which the purchase is to be made and the consideration offered therefor. The Selling Member or Parent Entity, as applicable, shall give written notice (a "Sale Notice") not more than ninety (90) days nor less than sixty (60) days prior to the date on which the sale is to be consummated (the "Sale Date") to the Members who are not Selling their Membership Interests or whose capital stock is not being Sold, as applicable (the "Remaining Members"), of its intention to Sell its interest or capital stock. Each Sale Notice shall set forth: (i) the name and address of each proposed transferee or purchaser of the Membership Interest or capital stock in the Sale; (ii) the name and address of the Selling Member or Parent Entity, as applicable, participating in the Sale and the number of Membership Units or shares of capital stock of a Member, as applicable, proposed to be Sold; (iii) the proposed amount and form of consideration to be paid for such Units or capital stock and the terms and conditions of payment offered by each proposed transferee or purchaser; (iv) the Sale Date; and (v) with respect to any Sale by Offshore or Parent Entity of Offshore, confirmation that the proposed purchaser or transferee has been informed of the right of first refusal provisions of Section 10.3 (the "Sale Notice Requirement").

        10.3. First Refusal.

              (a) Right to Purchase. Upon receipt of a Sale Notice from Offshore or a Parent Entity of Offshore, Paxson-69 shall have a right of first refusal to purchase all or any portion of the Membership Interest proposed to be sold by Offshore or the capital stock of Offshore proposed to be sold by the Parent Entity of Offshore, as applicable, upon the same terms and conditions as stated in the Sale Notice by giving written notice to Offshore or the Parent Entity of Offshore, as applicable, of its intention to do so within ten (10) days after receiving the Sale Notice. Paxson-69's notice shall state the number of Membership Units or shares of capital stock, as applicable, to be purchased pursuant to such election. The failure of Paxson-69 to notify Offshore or the Parent Entity of Offshore, as applicable, of its desire to exercise the right of first refusal provided by this Section 10.3 within the initial ten (10) day period provided herein shall result in the termination of the right of first refusal and Offshore or the Parent Entity of Offshore, as applicable, shall be entitled to consummate the Sale of its Membership Interest or the capital stock of Offshore, as applicable, to the third-party purchaser; provided, however, that (i) if such Sale is not consummated within the later of one-hundred twenty (120) days after the date of the Sale Notice or ten business days after the date upon which any required FCC consent to such Sale has become a final, non-appealable order, or (ii) if the terms of such Sale with respect to the consideration to be paid (or any other terms and conditions which a reasonable investor would consider material a decision to exercise the right of first refusal) are more favorable in any material respect to Offshore or the Parent Entity of Offshore, as applicable, than as stated in the Sale Notice, then Offshore or the Parent Entity of Offshore, as applicable, shall be required to send a new Sale Notice and such Sale shall again be subject to the right of first refusal provisions of this Section 10.3.

                  (b) Time of Purchase. If Paxson-69 gives written notice to Offshore or the Parent Entity of Offshore, as applicable, of its desire to exercise the right of first refusal and to purchase all or any portion of Offshore's Membership Interest in the Company or the Parent Entity's capital stock of Offshore, as applicable, Paxson-69's exercise of the right of first refusal shall provide for the closing of such sale to occur within one hundred twenty (120) days after Paxson-69's receipt of the Sale Notice.

         10.4.    Put Right.

                  (a) At any time on or after the consummation of the transactions contemplated by the Contribution Agreement, Offshore shall have the right (the "Put Right"), on a one-time basis only, to cause Paxson-69 or, at the option of Paxson-69, the Company to purchase all but not less than all of its Membership Interest upon the terms and conditions set forth herein (the "Put Option"). The Put Option, if exercised at all, must be exercised by Offshore by giving written notice (the "Put Notice") to the Company and Paxson-69 of its election to exercise the Put Option. The price to be paid to Offshore for its Membership Interest pursuant to the exercise of the Put Option shall be the Fair Market Value of such Membership Interest as of the date of the Put Notice. Paxson-69 and the Company shall use all reasonable efforts to cause the consummation of the purchase of Offshore's Membership Interest subject to the Put Right to occur on a date mutually agreed upon by Offshore and Paxson-69, which date shall not be more than one hundred twenty (120) days after the receipt of the Put Notice by the Company and Paxson-69.

                  (b) Notwithstanding any other provision of this Agreement, neither the Company nor Paxson-69 shall be required to purchase Offshore's Membership Interest upon the exercise of the Put Option if and to the extent that such purchase or payment would, at the time the Company or Paxson-69 incurs the obligation to purchase such Membership Interest, violate any applicable statute or law or any provision of this Agreement.

                  (c) If, in connection with the exercise of the Put Option, the Company or Paxson-69 is prevented by the terms hereof from purchasing or making a payment for Offshore's Membership Interest which it would otherwise be required to purchase or make payment for, the Company or Paxson-69, as the case may be, shall purchase so much of such Membership Interest or make so much of the required payment as it can without violating the terms hereof and shall have a continuing obligation to Offshore to make the remaining purchases or payments. In such event, the unpaid amount of the purchase price for such Membership Interest subject to the Put Option shall bear interest at a rate per annum equal to the sum of (i) the prime rate (i.e., the minimum commercial lending rate) publicly announced by Union Bank, N.A., Los Angeles, California, as in effect from time to time, plus (ii) one-half percentage point. Until the obligation to purchase or pay for Offshore's Membership Interest has been satisfied in full, the Company or Paxson-69, as the case may be, shall use its best efforts to obtain any waiver or consent or to take any other action to authorize or permit the purchase or payment required by this Agreement.

         10.5. Admission of Transferees as Members and Other Conditions to Transfer.

                  (a) Upon a permitted Sale of all or any portion of a Selling Member's Membership Interest effected in compliance with the terms of this Agreement, the transferee of the Membership Interest shall become a Member, with all of the rights of, and subject to all of the obligations applicable to, Members specified in this Agreement.

                  (b) Prior to any such disposition, the party receiving Membership Units shall agree in writing to be bound by the terms of this Agreement as if such transferee were an original party hereto, and shall execute any additional documentation required pursuant to this Section 10.5, and any such Units shall continue to be subject to this Agreement.

                  (c) In the event of the Sale of the Selling Member's Membership Interest in the Company to a third-party purchaser who is not a Member, and as a condition to recognizing the effectiveness and binding nature of any such sale and substitution of a new Member as against the Company or otherwise, the Remaining Members, by a vote or consent of Remaining Members holding a majority of the Membership Interests of the Remaining Members, may require the Selling Member and the proposed purchaser, to execute, acknowledge and deliver to the Remaining Members and the Company such instruments of transfer, assignment and assumption and such other certificates, representations, documents and opinions of counsel, and to perform all the other acts that the Remaining Members may in their sole discretion deem necessary or desirable to:

                      (i) Confirm the purchaser's status as a Member, if appropriate;

                      (ii) Confirm that the Person desiring to acquire an interest or interests in the Company or to be admitted as a Member, has accepted, assumed and agreed to be subject and bound by all of the terms, obligations and conditions of the Agreement, as the same may have been further amended (whether such Person is to be admitted as a new Member or will merely be an assignee of an interest or a shareholder of a Member);

                  (iii) Preserve the Company after the completion of such Sale or substitution under the laws of each jurisdiction in which the Company is qualified, organized or is present;

                  (iv) Maintain the status of the Company as a partnership for federal income tax purposes; and

                  (v) Assure compliance with any applicable state and federal laws and regulations, including securities laws and regulations.

              (d) Notwithstanding anything herein to the contrary, the transfer by a Parent Entity of any Member of all or part of the Capital Stock of such Member or the transfer by any Member of all or any part of its Membership Interest is subject to compliance with the Communications Act of 1934, as amended, and all applicable rules, regulations and policies of the FCC, and neither Member will take any action pursuant to this Agreement that would constitute or result in any transfer of control of the Company if such transfer would require under any existing law (including the written rules and regulations promulgated by the FCC) the prior approval of the FCC without first obtaining such approval.

         10.6. Termination of a Member. If, in the event of the Termination of a Member (hereinafter a "Terminating Member"), the remaining Members elect to cause the Company to remain in existence pursuant to Article 11, the Terminating Member's administrator, conservator, trustee in bankruptcy, liquidator or other legal representative ("Legal Representative") shall have only the rights of an assignee of the right to receive Company distributions applicable to the Membership Interest of such Terminating Member. In the event of the Termination of a Member, the remaining Members shall have the option to purchase the Membership Interest owned by such Terminating Member pro rata based on their Percentage Interests by serving written notice upon such Terminating Member's Legal Representative. The price to be paid for such Membership Interest shall be equal to the Fair Market Value of such Membership Interest as of the date of Termination of the Terminating Member. The Sale of such Membership Interest to the remaining Members shall be made within ninety (90) days after the remaining Members serve written notice of their intent to purchase the Terminating Member's Membership Interest. Any other Sale by such Legal Representative shall be subject to all of the provisions of this Agreement.

ARTICLE 11. DISSOLUTION

         11.1. Dissolution. Notwithstanding anything to the contrary contained in this Agreement, the Company shall be dissolved upon the occurrence of any of the following events:

              (a) Upon the unanimous written consent of the Members or upon a Majority Vote of the Management Committee;

              (b) The expiration of the term of this Agreement on April 16, 2016;

              (c) The sale of all or substantially all of the assets of the Company;

              (d) Upon the Termination of a Member or the occurrence of any other event that terminates the continued membership of a Member in the Company (a "Withdrawal Event"), unless all of the remaining Members within 90 days after the Withdrawal Event, elect to cause the Company to remain in existence and there are at least two remaining Members; or

              (e) The entry of a decree of dissolution pursuant to Section 18-802 of the Act.

         Except as expressly permitted in this Agreement, a Member shall not voluntarily resign or take any other voluntary action that directly causes a Withdrawal Event. Damages for breach of the covenant contained in the preceding sentence shall be monetary damages only (and not specific performance), and the damages may be offset against distributions by the Company to which the resigning Member would otherwise be entitled.

        11.2. Effect of Dissolution Proceedings. After the occurrence of any event constituting dissolution, the Company shall cease to carry on its activities, except insofar as may be necessary to complete the winding up of its affairs, but its separate existence shall continue until a Certificate of Cancellation has been filed with the Delaware Secretary of State pursuant to
Section 11.4 or until a decree dissolving the Company has been entered by a court of competent jurisdiction.

        11.3. Winding Up, Liquidation, and Distribution of Assets.

              (a) Upon dissolution of the Company, the Management Committee or, if there is none, a person selected by a majority in interest of the remaining Members to act as a liquidating trustee (the "Liquidating Trustee") shall wind up the affairs of the Company pursuant to the following provisions. For any Fiscal Year of the Company in which an event occurs resulting in the dissolution or liquidation of the Company, and for each Fiscal Year thereafter, each item of income, gain, loss or deduction which comprises the Company's Net Profit and Net Loss for any such Fiscal Year shall be credited or charged to the Capital Accounts of the Members in accordance with Section 6.1 (which Capital Accounts shall first be adjusted to take into account all distributions made during the Fiscal Year). The Management Committee or the Liquidating Trustee, as applicable, shall, as soon as practicable, determine which assets, if any, will be distributed in kind to the Members. Thereafter, the Management Committee or the Liquidating Trustee, as applicable, shall sell or otherwise liquidate the assets of the Company other than those that will be distributed in kind to the Members, after which the assets of the Company, or the proceeds therefrom, shall be distributed or used as follows and in the following order of priority:

                  (i) first, for the payment of the debts and liabilities of the Company, and the expenses of liquidation;

                  (ii) second, to the setting up of any reasonable Reserves that the Management Committee or the Liquidating Trustee may deem reasonably necessary (considering, among other things, the previous experiences of the Liquidating Trustee with respect to the adequacy of Reserves) for any unforeseen or unfixed or contingent liabilities or obligations of the Company; and

                  (iii) finally, any remaining assets will be distributed to the Members in accordance with their positive Capital Account balances in accordance with Treasury Regulations Section 1.704-1(b)(2)(ii)(b)(2).

              (b) Upon completion of the winding up, liquidation and distribution of the assets, the Company shall be deemed terminated.

              (c) The Management Committee shall comply with any applicable requirements of applicable law pertaining to the winding up of the affairs of the Company and the final distribution of its assets.

        11.4. Certificate of Cancellation. When all debts, liabilities and obligations have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets have been distributed to the Members, a certificate of cancellation shall be executed in duplicate and verified by a majority of the Representatives on the Management Committee or the Liquidating Trustee, which certificate shall set forth the information required by the Act. Duplicate originals of the certificate of cancellation shall be delivered to the Delaware Secretary of State.

        11.5. Effect of Filing Certificate of Cancellation. Upon the issuance of the certificate of cancellation, the existence of the Company shall cease. The Management Committee or the Liquidating Trustee shall have authority to distribute any Company property discovered after dissolution and take such other action as may be necessary on behalf of and in the name of the Company.

        11.6. Return of Contribution Nonrecourse to Other Members. Except as provided by law or as expressly provided in this Agreement, upon dissolution, each Member shall look solely to the assets of the Company for the return of its Capital Contributions. If the Company property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the cash contribution of one or more Members, no Member shall have any recourse against any other Member.

ARTICLE 12. ADDITIONAL COVENANTS

         12.1. Agreement to Pledge. Offshore agrees to pledge its interest in the Company to secure any indebtedness of the Company to Paxson-69 pursuant to the terms of the Loan Agreement dated as of the date hereof among Offshore, the Company and Paxson-69.

         12.2. Transactions Between a Member or Representative and the Company. Notwithstanding the fact that it may constitute a conflict of interest, the Members may, and may cause their Affiliates to, engage in transactions with the Company so long as such transactions are not otherwise expressly prohibited by this Agreement. A Member or any Affiliate of a Member shall have the same rights and obligations when transacting with the Company as any Person who is not a Member or an Affiliate of a Member.

         12.3. Business Opportunities. Each Member and its Affiliates may engage in whatever activities they choose, whether the same are competitive with the Company or otherwise, without having or incurring any obligation to offer any profit from or interest in such activities to the Company or any Member, and neither this Agreement nor any activity undertaken pursuant hereto shall prevent any Member or its Affiliates from engaging in such activities, or require any Member or its Affiliates to permit the Company, any Member or its Affiliates to participate in any such activities, and as a material part of the consideration for the execution of this Agreement by each Member, each Member hereby waives, relinquishes and renounces any such right or claim of participation.

         12.4. Representations and Warranties of the Members. Each Member represents, warrants and covenants to the other Members that, as of the date of its admission to the Company, except as otherwise disclosed in writing to such other Members:

              (a) All action required to be taken by such Member as a condition to the issuance and sale of the Membership Interests in the Company being purchased by such Members has been taken.

              (b) The Agreement has been duly authorized, executed and delivered by such Member and, upon due execution and delivery of the Agreement by the other Members, will constitute the valid and legally binding obligation of such Members.

              (c) The execution and delivery of the Agreement by such Member and the performance of its duties and obligations hereunder do not result in a breach of any of the terms, conditions or provisions of, or constitute a default under, any organizational document of such Member, indenture, mortgage, deed of trust, credit agreement, note or other evidence of indebtedness, or any lease or other agreement or understanding, or any license, permit, franchise or certificate, to which such Member is a party or by which it is bound or to which its properties are subject, or require any authorization or approval under or pursuant to any of the foregoing, or violate any statute, regulation, law, order, writ, injunction, judgment or decree to which such Member is subject.

ARTICLE 13. MISCELLANEOUS

         13.1. Assignment. This Agreement shall be binding upon and inure only to the benefit of and be enforceable against the parties hereto and their respective permitted successors and assigns. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement. No party may assign its rights or obligations hereunder except in accordance with Article 10 hereof.

         13.2. Amendment. This Agreement may not be amended except by the unanimous written consent of the Members; provided, however, that no such consent shall be required with respect to any amendments to this Agreement that may be required or appropriate (in the determination of the Management Committee) in order to effect the issuance of new Units, or other economic or non-economic interests in the Company, and which issuance has been approved by a Majority Vote of the Management Committee, acting in good faith and in a manner so as not to discriminate unfairly among existing Members.

         13.3. Use of Language. Words of any gender used in this Agreement shall be held and construed to include any other gender, and words used in this Agreement in the singular shall be held and construed to include the plural and vice versa, unless the context otherwise requires. When used in this Agreement, "or" shall mean "and/or," unless the context otherwise requires.

         13.4. Attorneys' Fees. In the event of commencement of suit by any party to enforce the provisions of this Agreement, the prevailing party shall be entitled to receive such attorneys fees and costs as the court in which such suit is adjudicated may determine reasonable in addition to all other relief granted.

         13.5. Governing Law. The Members (a) hereby irrevocably submit to the jurisdiction of the state courts of the State of Delaware and to the jurisdiction of the United States District Court for the District of Delaware, for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement or any collateral document or the subject matter hereof or thereof brought by any Member or their successors or assigns and (b) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper, or that this Agreement or any collateral document or the subject matter hereof or thereof may not be enforced in or by such court, and
(c) hereby waive and agree not to seek any review by any court of any other jurisdiction which may be called upon to grant enforcement of the judgment of any such Delaware state or federal court.

         THIS AGREEMENT IS GOVERNED BY THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS THEREOF.

         13.6. Waiver of Action for Partition. Except as otherwise expressly provided in this Agreement, the Members, on behalf of their administrators, personal or legal representatives, successors and assigns, if any, hereby specifically renounce, waive and forfeit all rights, whether arising under contract or statute or by operation of law, to seek, bring or maintain any action in any court of law or equity for partition of the Company, or any interest that is considered to be Company property, regardless of the manner in which title to any such property may be held.

         13.7. Execution of Additional Instruments. Each Member agrees to execute, with acknowledgment or affidavit, if required, any and all documents and writings that may be expedient in connection with the continuance of the Company and the achievement of its purposes, specifically including (i) all amendments of this Agreement adopted pursuant to this Agreement, (ii) any amendments, certificates and other documents as the Management Committee deems necessary or appropriate to qualify the Company as a limited liability company in all jurisdictions in which the Company conducts or plans to conduct its affairs or owns or plans to own property and (iii) all such agreements, certificates, tax statements, tax returns and other documents as may be required of the Company or its Members by the laws of the United Stares of America and the State of Delaware, or any other State in which the Company conducts or plans to conduct its affairs or owns or plans to own property, or any political subdivision or agency thereof.

         13.8. Compliance with Laws. At all times during the term of this Agreement, the Company shall obtain and maintain all permits, licenses and approvals as may be required by applicable law in order to engage in its activities as described herein, and shall otherwise operate in such a manner so as to comply with all federal, state, local and foreign laws that may be applicable to the Company or its affairs.

         13.9. Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company.

         13.10. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered if delivered by hand, by telecopier device (confirmed by hand delivery overnight courier service) or by overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         if to the Company, to:

         c/o Paxson Communications Corporation
         601 Clearwater Park Road
         West Palm Beach, FL 33401
         Attention: Lowell W. Paxson

         with copies to each Member at the addresses set forth in Article 3; and

         Dow, Lohnes & Albertson
         1200 New Hampshire Avenue, N.W.
         Suite 800
         Washington, D.C. 20036
         Attention: John R. Feore, Esq.

         -and-

         Mary A. McReynolds, P.C.
         888 Sixteenth Street, N.W.
         Suite 400
         Washington, D.C. 20006
         Attention: Mary A. McReynolds, Esq.

         13.11. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the greatest extent possible.

         13.12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement.

         13.13. Headings. The Section headings used in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of any term or provision of this Agreement.

         13.14. No Waiver, Remedies. No failure on the part of either party hereto to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies provided herein are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law.

         13.15. Entire Agreement. This Agreement represents the entire understanding of the parties with reference to the matters set forth herein. This Agreement supersedes all prior negotiations, discussions, correspondence, communications and prior agreements among the parties relating to the subject matter herein.

              [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties have duly executed this Operating Agreement as of the date first above written.

                                         OFFSHORE BROADCASTING
                                          CORPORATION


                                         By: /s/ Raymond A. Yorke
                                             -------------------------------
                                                 Name: Raymond A. Yorke
                                                 Title: President



                                         PAXSON COMMUNICATIONS OF
                                          PROVIDENCE-69, INC.


                                         By: /s/ Lowell W. Paxson
                                             -------------------------------
                                                Name: Lowell W. Paxson
                                                Title: Chairman

                                    Exhibit A

                      Capital Contributions and Commitments

------------------------------------------------------------------------------------------------------------------
                                                                  INITIAL
                                                                 MEMBERSHIP        AMOUNT OF          AMOUNT OF
                                               AMOUNT OF         PERCENTAGE         CAPITAL            CAPITAL
      NAME AND ADDRESS OF MEMBERS          MEMBERSHIP UNITS       INTEREST         COMMITMENT       CONTRIBUTIONS
------------------------------------------------------------------------------------------------------------------
1.  Offshore Broadcasting Corporation             50                 50%           $1,000,000        $1,000,000
    449 Barlow's Landing Road
    Pocassett, Massachusetts 02599
------------------------------------------------------------------------------------------------------------------
2.  Paxson Communications of                      50                 50%           $1,000,000        $1,000,000
     Providence-69, Inc.
    601 Clearwater Park Road
    West Palm Beach, Florida 33401
------------------------------------------------------------------------------------------------------------------